Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Valvoline Inc. Employee Stock Purchase Plan of our reports dated November 17, 2017, with respect to the consolidated financial statements and schedule of Valvoline Inc. and Consolidated Subsidiaries and the effectiveness of internal control over financial reporting of Valvoline Inc. and Consolidated Subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cincinnati, Ohio
May 21, 2018